Exhibit 4.40
ARRANGEMENT AGREEMENT
THIS ARRANGEMENT AGREEMENT is dated as of September 11, 2006,
BETWEEN:
CADE STRUKTUR CORPORATION, a corporation existing under the Yukon Business Corporations Act

(“Cade”)
AND:
KHD HUMBOLDT WEDAG INTERNATIONAL LTD., a corporation existing under the British Columbia Business Corporations Act

(“KHD”)

(Each a “Party” and collectively the “Parties”)
WHEREAS Cade and KHD intend to carry out certain transactions contemplated in this Agreement by way of an arrangement between KHD, Cade and the Cade shareholders under the provisions of the Yukon Business Corporations Act pursuant to the terms of this Agreement.
NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 DEFINITIONS
     In this Arrangement Agreement, including the recitals and the schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the following meanings:
(a)	“Arrangement” means the arrangement pursuant to the provisions of Section 195 of the YBCA to be undertaken on the terms and conditions set forth in the Plan of Arrangement and any amendment or variation thereto made in accordance with Section 5 thereof;

(b)	“Arrangement Agreement” or “Agreement” means this agreement, including the schedules hereto, between Cade and KHD, as the same may be supplemented or amended from time to time;

(c)	“Arrangement Resolution” means the special resolution approving the Arrangement and the transactions contemplated thereunder, to be approved at the Meeting by Cade Shareholders;

(d)	“Business Day” means any day other than a Saturday, Sunday, a federal holiday in Canada or a day on which banks are not open for business in Vancouver, British Columbia;

(e)	“Cade” means Cade Struktur Corporation, a corporation existing under the YBCA;

(f)	“Cade Disclosure Documents” means all documents filed by Cade on SEDAR from September 1, 2005 up to the date of this Agreement, and in the case of applicable representations and warranties brought forward to the Effective Date, up to the Effective Date;

(g)	“Cade Preferred Shares” means the Series B Preferred Shares in the capital of Cade;

(h)	“Cade Shareholders” means, at any relevant time, the registered holders of the issued and outstanding Cade Shares;

(i)	“Cade Shares” means the common shares without par value in the capital of Cade;

(j)	“Charter Documents” means the articles and by-laws or other constating documents of a corporation;

(k)	“Circular” means the management proxy circular of Cade to be sent to the Cade Shareholders in connection with the Meeting on or about September 18, 2006, which shall be substantially in the form as provided for in the Interim Order;

(l)	“Court” means the Supreme Court of the Yukon Territory;

(m)	“EDGAR” means Electronic Data Gathering, Analysis, and Retrieval system, established by the U.S. Securities and Exchange Commission;

(n)	“Effective Date” means the date shown in the certificate of arrangement giving effect to the Arrangement which is issued under the YBCA by the Registrar;

(o)	“Final Order” means the final order of the Court approving the Arrangement;

(p)	“GAAP” means generally accepted accounting principles in effect in Canada, including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants;

(q)	“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Meeting, as the same may be amended, supplemented or varied by the Court;

(r)	“KHD” means KHD Humboldt Wedag International Ltd., a corporation existing under the British Columbia Business Corporations Act;

(s)	“KHD Disclosure Documents” means all documents filed by KHD on SEDAR and EDGAR from September 1, 2005 up to the date of this Agreement, and in the case of applicable representations and warranties brought forward to the Effective Date, up to the Effective Date;

(t)	“KHD Shares” means the common shares without par value in the capital of KHD;

(u)	“Material Adverse Change” or “Material Adverse Effect” means, when used in connection with Cade or KHD, any change (including a decision to implement a change made by the directors or senior management of Cade or KHD or any of KHD’s subsidiaries), effect, event, occurrence or change in state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition or results, assets, rights, liabilities or prospects of Cade or KHD and KHD’s subsidiaries taken as a whole, on a consolidated basis, other than any change, effect, event, occurrence or change in state of facts arising from the Arrangement and all transactions related to the Arrangement or contemplated by the Arrangement Agreement or relating to: (1) the economies of British Columbia, Canada or the United States or securities markets in general; (2) the mining and industrial and engineering services industries in general, and not specifically relating to KHD and its subsidiaries or Cade, respectively; or (3) GAAP;

(v)	“Meeting” means the meeting of Cade Shareholders, and any adjournment thereof, to be held to consider and, if deemed advisable, approve the Arrangement;

(w)	“NASDAQ” means the National Association of Securities Dealers Automated Quotation System;

(x)	“Newco” means 39858 Yukon Inc., a corporation existing under the YBCA and a wholly-owned subsidiary of KHD formed for the purposes of completing the Arrangement;

(y)	“Notice of Dissent” means a notice given in respect of the dissent rights of Cade Shareholders as contemplated in the Interim Order and as described in the Plan;

(z)	“Person” means an individual, a body corporate (wherever incorporated), an unincorporated association, syndicate or organization, partnership, trust, trustee, executor, administrator or other legal representative;

(aa)	“Plan of Arrangement” or “Plan” means the Plan of Arrangement attached as Schedule A hereto;

(bb)	“Registrar” means the registrar of corporations or a deputy registrar of corporations appointed under section 263 of the YBCA;

(cc)	“SEDAR” means the System for Electronic Document Analysis and Retrieval, established by the Canadian Securities Administrators;

(dd)	“Termination Date” means November 30, 2006;
(ee)	“Valuation and Fairness Opinion” means the valuation and fairness opinion relating to the Arrangement prepared by Stephen W. Semeniuk, CFA;

(ff)	“VSM Transaction” means the transaction pursuant to which Cade will sell its principal asset, an interest in certain mining leases, for certain common and preferred shares in the capital of VSM MedTech Devices Inc.; and

(gg)	“YBCA” means the Yukon Business Corporations Act, R.S.C. 1985, c. C-44, and the regulations made under that enactment, as amended.
1.2 CURRENCY
Except as expressly indicated otherwise, all sums of money referred to in this Agreement are expressed and shall be payable in lawful money of Canada.
1.3 INTERPRETATION NOT AFFECTED BY HEADINGS
The division of this Agreement into articles, sections, subsections, paragraphs and sub-paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the provisions of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and the schedules hereto as a whole and not to any particular article, section, subsection, paragraph or sub-paragraph hereof and include any agreement or instrument supplementary or ancillary hereto.
1.4 NUMBER AND GENDER
Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa and words importing the use of either gender shall include both genders and neuter.
1.5 DATE FOR ANY ACTION
In the event that any day on which any action is required to be taken hereunder by any person is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.
1.6 TIME
Time shall be of the essence in each matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time, Vancouver, British Columbia.

1.7 SCHEDULES
The following is the Schedule to this Agreement, which forms an integral part hereof:
Schedule A — Plan of Arrangement.
ARTICLE 2
ARRANGEMENT
2.1 ARRANGEMENT
Subject to the terms and conditions of this Agreement:
(a)	if not already done prior to the execution of this Agreement, and in any event, on or before September 15, 2006, Cade shall:
(i)	prepare jointly with KHD an application to the Court pursuant to Section 195 of the YBCA for an Interim Order on terms acceptable to both Cade and KHD, each acting reasonably, providing for, among other things, the calling and holding of the Meeting; and

(ii)	apply to the Court pursuant to Section 195 of the YBCA for the Interim Order;
(b)	Cade shall call and hold the Meeting as soon as practicable after obtaining the Interim Order and, in any event, shall hold the Meeting by no later than October 20, 2006;

(c)	in connection with the Meeting, Cade shall:
(i)	in consultation with KHD, prepare the Circular and such other documents as may be necessary or desirable to permit the Cade Shareholders to vote on whether to approve the Arrangement Resolution;

(ii)	jointly prepare with KHD such other documents as may be necessary or desirable to give effect to the Arrangement; and

(iii)	cause the Circular and such other documents as may be necessary or desirable to give effect to the Arrangement to be sent to each Cade Shareholder as soon as reasonably practicable following receipt of the Interim Order and filed as required by the Interim Order and applicable law;
(d)	if the Arrangement Resolution is approved at the Meeting as set out in the Interim Order (or any variation thereof), as soon as reasonably practicable thereafter, Cade shall take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such manner as the Court may direct and KHD and Cade may agree; and

(e)	if the Final Order is obtained, as soon as reasonably practicable thereafter and subject to the fulfilment or the waiver of each of the conditions set out herein, and completion of all steps required by the Plan of Arrangement to be completed prior to the Effective Date,

Cade shall file a certified copy of the Final Order with the Plan of Arrangement, and such other documents as are required to be filed under the YBCA, with the Registrar to give effect to the Arrangement pursuant to Section 195 of the YBCA.
As part of its application for the Interim Order and the Final Order, Cade shall, prior to the hearing in relation to the Final Order, advise the Court that KHD intends to rely on the exemption from the registration requirements of the United States Securities Act of 1933 provided by Section 3(a)(10) of that enactment based on the Court’s approval of the Arrangement.
2.2 CIRCULAR
Each of the Parties shall, in a timely and expeditious manner, furnish to Cade all such information regarding itself as may be reasonably required to be included in the Circular. Each Party shall ensure that the information relating to it contained in the Circular does not contain any material misrepresentation.
2.3 PUBLIC ANNOUNCEMENT
(a)	Each Party shall consult with the other Party before issuing any news releases or otherwise making public statements with respect to this Agreement or the Arrangement and before making any filing with any governmental or regulatory agency or with any stock exchange relating to this Agreement or the Arrangement.

(b)	Before releasing a news release, making any other public statement, making a public filing or making a filing with any governmental entity, stock exchange or securities quotation system with respect to this Agreement or the Arrangement, each Party shall use all reasonable commercial efforts to allow the other Party to review and comment on, and shall adopt the other Party’s reasonable comments on, the news release, other public statement or filing.
2.4 EFFECTIVE DATE OF ARRANGEMENT
Subject to the terms and conditions of this Agreement and the Plan, the Arrangement shall become effective on the Effective Date.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1 REPRESENTATIONS AND WARRANTIES OF CADE
Cade hereby represents and warrants to and in favour of KHD that:
(a)	Cade was duly continued and is a valid and subsisting corporation under the provisions of the YBCA. Cade has all requisite corporate power and authority to carry on its business as now being carried on by it and to own or lease and operate its properties and assets and is duly licensed or otherwise qualified to carry on business in each jurisdiction in which a material amount of its business is conducted or wherein the character of the properties and assets now owned by it makes such qualification necessary, except where such failure to be duly licensed or otherwise qualified would not have a Material Adverse Effect;
(b)	as of the date hereof, the authorized capital of Cade consists of: (i) an unlimited number of Cade Shares; (ii) an unlimited number of voting preferred shares; (iii) an unlimited number of preferred shares; (iv) 187,500 Series A preferred shares; and (v) an unlimited number of Series B preferred shares. As of September 11, 2006, 8,696,928 Cade Shares and 49,000 Series B preferred shares are validly issued and outstanding as fully paid and non-assessable, and no other shares are issued and outstanding. Except as set out herein and in the Cade Disclosure Documents, there are no other options, warrants, conversions, privileges, calls or other rights, agreements, arrangements, commitments or obligations of Cade to issue or sell any shares of any capital stock of Cade or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of Cade or any other person, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements, or commitments based upon the book value, income or any other attribute of Cade;

(c)	Cade has no subsidiaries;

(d)	Cade has no outstanding agreements, subscriptions, warrants, options or commitments, nor has it granted any rights or privileges capable of becoming an agreement, subscription, warrant, option or commitment, obligating it to issue any additional securities convertible into debt securities or evidence of indebtedness whatsoever except as otherwise disclosed in the Cade Disclosure Documents;

(e)	Cade has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Arrangement Agreement and the agreements, documents and transactions contemplated herein are within the corporate power and authority of Cade and have been duly authorized by all necessary corporate action by Cade and this Arrangement Agreement constitutes a valid and binding obligation of Cade, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to the general principles of equity;

(f)	the audited consolidated financial statements of Cade for the financial year ended December 31, 2005 present fairly the consolidated financial condition and results of operations of Cade for the respective periods indicated in such consolidated financial statements and have been prepared in accordance with GAAP;

(g)	except as disclosed in the Cade Disclosure Documents since December 31, 2005, there has been no material adverse change in the business, operations, properties, assets or condition, financial or otherwise, of Cade from that shown in the audited consolidated financial statements of Cade for the financial year ended December 31, 2005;

(h)	the Cade Disclosure Documents were, as of their respective dates, in compliance in all material respects with all applicable legislation and did not, when filed, contain any material misrepresentation;

(i)	Cade is the beneficial owner of its properties and assets, with good and marketable title thereto free and clear of material encumbrances, except as otherwise disclosed in the Cade Disclosure Documents;

(j)	except as otherwise disclosed in the Cade Disclosure Documents or to KHD, there are no actions, suits, proceedings, investigations or outstanding claims or demands, whether or not purportedly on behalf of Cade, instituted, pending, or to the knowledge of Cade, threatened against or affecting Cade at law or in equity or before or by any governmental department, commission, board, bureau, agency or institution, domestic or foreign, or before any arbitrator, nor is there any judgment, order, decree or award of any court or other governmental authority having jurisdiction, obtained, pending, or to the knowledge of Cade, threatened against Cade, which could prevent or materially hinder the consummation of the Arrangement or the other transactions contemplated by this Agreement or which could result in a material adverse change in respect of Cade;

(k)	the business of Cade is being conducted in all material respects in compliance with all applicable laws, regulations and ordinances of all authorities having jurisdiction; and

(l)	the execution and delivery of this Arrangement Agreement, the consummation of the transactions contemplated hereby and the fulfilment of or compliance with the terms and provisions hereof do not or will not, nor will they with the giving of notice or the lapse of time or both:
(i)	violate any provision of any law or provisions of the Charter Documents of Cade;

(ii)	conflict with, result in a breach of, constitute default under, or accelerate or permit the acceleration of the performance required by any material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award to which Cade is a party or by which Cade is bound or to which the property of Cade is subject, all as of the Effective Date; or

(iii)	result in the cancellation, suspension or material alteration in the terms of any material licence, permit or authority held by Cade or in the creation of any lien, charge, security interest or encumbrance upon any of the material assets of Cade under such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award or give to any other person any material interest or rights, including rights of purchase, termination, cancellation or acceleration under any such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award.
3.2 REPRESENTATIONS AND WARRANTIES OF KHD
KHD hereby represents and warrants to and in favour of Cade that:

(a)	KHD was duly continued and is a valid and subsisting corporation under the British Columbia Business Corporations Act. KHD has all the requisite corporate power and authority to carry on its business as now being carried on by it and to own or lease and operate its properties and assets and to issue KHD Shares pursuant to the terms of the Plan of Arrangement, and is duly licensed or otherwise qualified to carry on business in each jurisdiction in which a material amount of its business is conducted or wherein the character of the properties and assets now owned by it makes such qualification necessary, except where such failure to be duly licensed or otherwise qualified would not have a Material Adverse Effect;

(b)	other than pursuant to the terms of this Agreement or as set out in the KHD Disclosure Documents, KHD has no outstanding agreements, subscriptions, warrants, options or commitments, nor has it granted any rights or privileges capable of becoming an agreement, subscription, warrant, option or commitment obligating KHD to issue KHD Shares;

(c)	as of the date hereof, the authorized share capital of KHD consists of an unlimited number of KHD Shares and an unlimited number of class A preferred shares. As of September 11, 2006, 15,263,913 KHD Shares (excluding 939,749 KHD Shares held by subsidiaries of KHD) are validly issued and outstanding as fully paid and non-assessable and no class A preferred shares are issued and outstanding;

(d)	as of the date hereof, 2,762,000 KHD Shares are authorized for issuance under KHD’s stock option plan, of which 834,165 remain available for granting. No options to acquire KHD Shares pursuant to KHD’s stock option plan are currently outstanding;

(e)	KHD has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the agreements, documents and transactions contemplated herein are within the corporate power and authority of KHD and have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and binding obligation of KHD, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to the general principles of equity;

(f)	the audited consolidated financial statements of KHD for the financial year ended December 31, 2005 present fairly the consolidated financial condition and results of operations of KHD for the respective periods indicated in such consolidated financial statements and have been prepared in accordance with GAAP;

(g)	except as disclosed in the KHD Disclosure Documents since December 31, 2005, there has been no material adverse change in the business, operations, properties, assets or condition, financial or otherwise, of KHD, on a consolidated basis, from that shown in the audited consolidated financial statements of KHD for the financial year ended December 31, 2005;

(h)	the KHD Disclosure Documents were, as of their respective dates, in compliance in all material respects with all applicable legislation and did not, when filed, contain any material misrepresentations;

(i)	KHD is the beneficial owner of its properties and assets, with good and marketable title thereto free and clear of material encumbrances, except as otherwise disclosed in the KHD Disclosure Documents;

(j)	the KHD Shares issued pursuant to the terms of the Plan of Arrangement shall be duly and validly issued and constitute fully paid and non-assessable shares of KHD;

(k)	except as otherwise disclosed in the KHD Disclosure Documents or to Cade, there are no actions, suits, proceedings, investigations or outstanding claims or demands, whether or not purportedly on behalf of KHD or its subsidiaries, instituted, pending, or to the knowledge of KHD, threatened against or affecting KHD or its subsidiaries at law or in equity or before or by any governmental department, commission, board, bureau, agency or institution, domestic or foreign, or before any arbitrator, nor is there any judgment, order, decree or award of any court or other governmental authority having jurisdiction, obtained, pending, or to the knowledge of KHD, threatened against KHD or its subsidiaries which could prevent or materially hinder the consummation of the Arrangement or the other transactions contemplated by this Agreement or which could result in a material adverse change in respect of KHD;

(l)	each of the subsidiaries of KHD that carries on a material portion of the business of KHD or which owns a material portion of the assets of KHD on a consolidated basis is duly incorporated and is a valid and subsisting corporation under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now carried on by it and to own or lease and to operate its properties and assets and is duly licensed or otherwise qualified in each jurisdiction in which a material amount of its business is conducted or wherein the character of the properties and assets now owned by it makes such qualification necessary, except where such failure to be duly licensed or otherwise qualified would not have a Material Adverse Effect;

(m)	the business of KHD and its subsidiaries is being conducted in all material respects in compliance with all applicable laws, regulations and ordinances of all authorities having jurisdiction; and

(n)	the execution and delivery of this Arrangement Agreement, the consummation of the transactions contemplated hereby and the fulfilment of or compliance with the terms and provisions hereof do not or will not, nor will they with the giving of notice or the lapse of time or both:
(i)	violate any provision of any law or provisions of the Charter Documents of KHD;

(ii)	conflict with, result in a breach of, constitute default under, or accelerate or permit the acceleration of the performance required by any material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award to which

KHD or any subsidiaries of KHD is a party or by which any of them is bound or to which the property of any of them is subject, all as of the Effective Date; or
(iii)	result in the cancellation, suspension or material alteration in the terms of any material licence, permit or authority held by KHD or any subsidiaries of KHD or in the creation of any lien, charge, security interest or encumbrance upon any of the material assets of KHD or any subsidiaries of KHD under such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award or give to any other person any material interest or rights, including rights of purchase, termination, cancellation or acceleration under any such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award.
ARTICLE 4
COVENANTS
4.1 COVENANTS OF CADE
Cade hereby covenants and agrees with KHD as follows:
(a)	subject to subsection (b):
(i)	prior to the Effective Date, Cade will carry on business in the ordinary course and will not enter into any transaction or incur any obligation or liability out of the ordinary course of business prior to the Effective Date, except as contemplated herein or otherwise approved by KHD;

(ii)	Cade will not merge into or with or amalgamate or consolidate with or enter into any other corporate reorganization with any other person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby or would render inaccurate in any material way any of the representations and warranties set forth in Section 3.1 hereof if such representations and warranties were made at a date subsequent to such act, negotiation or transaction and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement or as otherwise approved by KHD;

(iii)	prior to the Effective Date, Cade will not sell, pledge, encumber, lease or otherwise dispose of any material assets, without the prior approval of KHD; and

(iv)	prior to the Effective Date, Cade will not engage in any business, enterprise or activity materially different from that carried on by it at the date of this Agreement or enter into any transaction or incur any obligation if the same would have a material adverse effect on Cade or the Arrangement, other than in the ordinary course of business, without the prior approval of KHD;
(b)	notwithstanding subsection (a), Cade may, prior to the Effective Date, enter into the VSM Transaction on materially the same terms as set out in the Circular;

(c)	prior to the Effective Date, Cade will not split, combine or reclassify any of the outstanding Cade Shares nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding Cade Shares, without the prior approval of KHD;

(d)	prior to the Effective Date, Cade will not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any Cade Shares or any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any shares or other convertible or exchangeable securities, without the prior approval of KHD;

(e)	prior to the Effective Date, Cade will not guarantee the payment of any material indebtedness or incur any material indebtedness for money borrowed or issue or sell any debt securities, without the prior approval of KHD;

(f)	subject to obtaining the Interim Order, Cade will convene the Meeting for the approval of the Arrangement and other matters incidental to the Arrangement;

(g)	Cade will perform all such other acts and do such things as may be necessary or desirable in order to give effect to the Arrangement and, without limiting the generality of the foregoing, Cade will use its best efforts to apply for and obtain:
(i)	the Interim Order;

(ii)	the Final Order; and

(iii)	such other consents, orders and approvals as counsel may advise are necessary or desirable for the implementation of the Arrangement;
(h)	Cade will use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 hereof to be complied with, on or before the Effective Date; and

(i)	Cade will ensure that the Circular will not contain an untrue statement of a material fact concerning Cade and will not omit to state a material fact concerning Cade that is required to be stated or that is necessary in order to render a statement contained therein not misleading in the light of the circumstances in which it was made.
4.2 COVENANTS OF KHD
KHD hereby covenants and agrees with Cade as follows:
(a)	KHD will not, and will not permit any of its subsidiaries to, perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby or would render inaccurate in any material way any of the representations and warranties set forth in Section 3.2 hereof if such representations and warranties were made at a date subsequent to such act, negotiation or transaction and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement or otherwise approved by Cade;
(b)	prior to the Effective Date, KHD will not engage in any business, enterprise or activity materially different from that carried on by it at the date of this Agreement or enter into any transaction or incur any obligation if the same would have a material adverse effect on KHD or the Arrangement, other than in the ordinary course of business, without the prior approval of Cade;

(c)	KHD will, in a timely manner, use reasonable efforts to have the KHD Shares to be issued pursuant to the Plan of Arrangement approved for listing on the NASDAQ Global Select Market, if and to the extent NASDAQ approval is necessary for such listing;

(d)	KHD will perform all such other acts and things as may be necessary or desirable in order to give effect to the Arrangement;

(e)	prior to the Effective Date and except as previously disclosed in the KHD Disclosure Documents, KHD will not subdivide, combine or reclassify any of the outstanding KHD Shares nor declare, set aside or pay any dividends or make any other distributions on or in respect of the outstanding KHD Shares, without the prior approval of Cade;

(f)	KHD will use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 hereof to be complied with, on or before the Effective Date;

(g)	KHD will ensure that the Circular will not contain an untrue statement of a material fact concerning KHD and will not omit to state a material fact concerning KHD that is required to be stated or that is necessary in order to render a statement contained therein not misleading in the light of the circumstances in which it is made; and

(h)	prior to the Effective Date, KHD will transfer to Newco all of the Cade Shares and the Cade Preferred Shares owned by KHD in exchange for common shares of Newco.
ARTICLE 5
CONDITIONS
5.1 MUTUAL CONDITIONS PRECEDENT
The respective obligations of Cade and KHD to complete the transactions contemplated by this Agreement pursuant to Section 195 of the YBCA to give effect to the Arrangement shall be subject to the satisfaction of the following conditions:
(a)	at the Meeting the Arrangement Resolution, with or without amendment, shall have been approved by the Cade Shareholders entitled to vote thereon, in accordance with the Interim Order and in accordance with the YBCA;

(b)	at the Meeting the special resolution approving the VSM Transaction, with or without amendment, shall have been approved by the Cade Shareholders entitled to vote thereon, in accordance with the YBCA;

(c)	the Interim Order and the Final Order shall have been obtained in form and substance satisfactory to Cade and KHD, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(d)	all consents, orders, regulations and approvals, including regulatory and judicial approvals and orders required, necessary or desirable for the completion of the transactions provided for in this Agreement and contemplated by the Arrangement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances;

(e)	the KHD Shares to be issued pursuant to the Arrangement shall have been conditionally approved for listing on the NASDAQ Global Select Market, if and to the extent NASDAQ approval is necessary for such listing, subject only to such conditions, including the filing of documentation, as are acceptable to KHD and Cade, acting reasonably;

(f)	the distribution of the KHD Shares in the United States pursuant to the Arrangement shall be exempt from registration requirements under the United States Securities Act of 1933 and except with respect to persons deemed “affiliates” under such enactment, the KHD Shares to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under such enactment;

(g)	the distribution of the KHD Shares in Canada pursuant to the Arrangement shall be exempt from registration and prospectus requirements of applicable Canadian securities legislation and except with respect to persons deemed to be “control persons” or the equivalent under applicable Canadian securities legislation the KHD Shares to be distributed in Canada pursuant to the Arrangement shall not be subject to any resale restrictions under applicable Canadian securities legislation;

(h)	there shall not be in force any law, ruling, order or decree that makes it illegal or restrains, or enjoins or prohibits the consummation of the transactions contemplated by this Agreement and the Arrangement;

(i)	none of the consents, orders, regulations or approvals contemplated herein shall contain terms or conditions or require undertakings or security deemed unsatisfactory or unacceptable by any of the Parties, acting reasonably;

(j)	there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever that has had or could reasonably be expected to have a material adverse effect in connection with any of the Parties;

(k)	no judgment or order shall have been issued by any agency, no actions, suits or proceedings shall have been threatened or taken by any agency, and no law, regulation or policy shall have been proposed, enacted, or promulgated or applied:

(i)	to cease trade, enjoin, prohibit or impose material limitations or conditions on the completion of the Arrangement or the right of KHD to own or exercise full rights of ownership of the Cade Shares; or

(ii)	that, if the Arrangement were completed, could reasonably be expected to have a material adverse effect on any of the Parties; and
(l)	this Agreement shall not have been terminated under Article 6.
5.2 CONDITIONS IN FAVOUR OF KHD
The obligations of KHD to complete the transactions contemplated by this Agreement pursuant to Section 195 of the YBCA to give effect to the Arrangement shall be subject to the satisfaction of the following conditions, unless otherwise waived by KHD:
(a)	the representations and warranties of Cade contained in this Agreement shall be true as of the Effective Date (except to the extent that the representations and warranties speak as of an earlier date, in which event they shall be true as of such earlier date) as if made on and as of that date except for any failures or breaches of representations and warranties that have not had, or would not have, individually or in the aggregate, a Material Adverse Effect on Cade or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date;

(b)	Cade shall have complied with its obligations under this Agreement, except to the extent the failure to comply with those obligations has not had, or would not have, individually or in the aggregate, a Material Adverse Effect on Cade or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date; and

(c)	the aggregate number of Cade Shares in respect of which Cade Shareholders shall have exercised, and not withdrawn the exercise of, rights of dissent provided pursuant to the terms of the Plan of Arrangement and the Interim Order shall not be in excess of 10% of the Cade Shares issued and outstanding on the date of the Meeting. exclusive of those Cade Shares owned or controlled directly or indirectly by KHD.
5.3 CONDITIONS IN FAVOUR OF CADE
The obligations of Cade to complete the transactions contemplated by this Agreement pursuant to Section 195 of the YBCA to give effect to the Arrangement shall be subject to the satisfaction of the following conditions:
(a)	the representations and warranties of KHD contained in this Agreement shall be true as of the Effective Date (except to the extent that the representations and warranties speak as of an earlier date, in which event they shall be true as of such earlier date) as if made on and as of that date except for any failures or breaches of representations and warranties that have not had, or would not have, individually or in the aggregate, a Material Adverse Effect on KHD or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date;

(b)	KHD shall have complied with its obligations under this Agreement, except to the extent the failure to comply with those obligations has not had, or would not have, individually or in the aggregate, a Material Adverse Effect on KHD or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date; and
(c)	Cade shall have received the Valuation and Fairness Opinion in form and substance satisfactory to Cade.
5.4	MERGER OF CONDITIONS
The conditions set out in Sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released on the issuance of the certificate of arrangement by the Registrar.
ARTICLE 6
AMENDMENT AND TERMINATION
6.1	AMENDMENT AND VARIATION
Subject to Sections 6.2 and 6.5 hereof, this Agreement may, at any time and from time to time, before and after the holding of the Meeting, but not later than the Effective Date, be amended or varied by written agreement of Cade and KHD, subject to applicable law, without further notice to or authorization on the part of the Cade Shareholders. Without limiting the generality of the foregoing, any such amendment may:
(a)	change the time for the performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document to be delivered pursuant hereto; or

(c)	waive compliance with or modify any of the covenants contained herein or waive or modify the performance of any of the obligations of the Parties contained herein.

6.2	AMENDMENT OF PLAN
The Plan of Arrangement may be amended, modified or supplemented in accordance with Section 5 of the Plan of Arrangement.
6.3	RIGHTS OF TERMINATION
If any of the conditions contained in Sections 5.1, 5.2 or 5.3 shall not be fulfilled or performed on or before the Effective Date, the Party not responsible hereunder to fulfill or perform any such condition may terminate this Agreement by notice to the other Party, as the case may be, in writing, and in such event, Cade or KHD, as the case may be, shall be released from all obligations under this Agreement, all rights of specific performance by the Parties shall terminate and the other Party shall also be released from all obligations hereunder.

6.4	NOTICE OF UNFULFILLED CONDITIONS
If any Party shall determine at any time prior to the Effective Date that it intends to refuse to consummate the Arrangement or any of the transactions contemplated thereby because of any unfulfilled or unperformed condition precedent contained in this Arrangement Agreement on the part of another Party to be fulfilled or performed, such Party, as the case may be, shall so notify the other Party forthwith upon making such determination in order that the other Party shall have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition precedent within a reasonable period of time.
6.5	MUTUAL TERMINATION
This Agreement may, at any time before or after the holding of the Meeting, but no later than the Effective Date, be terminated by agreement in writing executed by Cade and KHD without further action on the part of the Cade Shareholders, and if the Effective Date does not occur on or before the Termination Date, each Party may unilaterally terminate this Agreement without further action on the part of the Cade Shareholders, which termination shall be effective upon notice thereof being given to the other Party.
ARTICLE 7
INDEMNIFICATION
7.1	INDEMNIFICATION
Each of the Parties hereto (the “Indemnifying Party”) hereby undertakes with the other Party to this Arrangement Agreement (the “Indemnified Party”) to indemnify and hold harmless the Indemnified Party from and against all losses, claims, damages, liabilities, actions or demands including, without limiting the generality of the foregoing, amounts paid in any settlement approved by the Indemnifying Party of any action, suit, proceeding or claim but excluding lost profits and consequential damages of the Indemnified Party, to which the Indemnified Party may become subject insofar as such losses, claims, damages, liabilities, actions or demands arise out of or are based upon any breach of a representation, warranty, covenant or obligation of the Indemnifying Party contained in this Agreement or any certificate or notice delivered by it in connection herewith, and will reimburse the Indemnified Party for any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability, action or demand.
7.2	DEFENCE
Promptly after receipt by the Indemnified Party of notice of a possible action, suit, proceeding or claim referred to in Section 7.1 hereof, the Indemnified Party, if a claim in respect thereof is to be made against the Indemnifying Party under such section, shall provide the Indemnifying Party with written particulars thereof; provided that the failure to so provide the Indemnifying Party with such particulars shall not relieve such Indemnifying Party from any liability which it might have on account of the indemnity provided for in this Article 7, except insofar as such failure shall prejudice such Indemnifying Party. The Indemnified Party shall also provide the Indemnifying Party with copies of all relevant documentation, and unless the Indemnifying Party assumes the defence thereof, shall keep such Indemnifying Party advised of the progress thereof and shall keep such Indemnifying Party advised of all significant actions proposed. An Indemnifying Party shall be entitled, at its own expense, to participate in and, to the extent that it may wish, to assume the defence of any such action, suit, proceeding or claim but such defence shall be conducted by counsel of good standing approved by the Indemnified Party, such approval not to be unreasonably withheld. Upon the Indemnifying Party notifying the Indemnified Party of its election so to assume the defence and retaining such counsel, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by it in connection with such defence other than for reasonable costs of investigation. If such defence is assumed by the Indemnifying Party, it shall, throughout the course thereof, provide copies of all relevant documentation to the Indemnified Party, keep such Indemnified Party advised of the progress thereof and shall discuss with the Indemnified Party all significant actions proposed. No Indemnifying Party shall enter into any settlement without the consent of the Indemnified Party, but such consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Party shall have the right, at the Indemnifying Party’s expense, to employ counsel of their own choice in respect of the defence of any such action, suit, proceeding or claim if:
(a)	the employment of such counsel has been authorized by the Indemnifying Party in connection with such defence;
(b)	counsel retained by the Indemnifying Party or the Indemnified Party shall have advised the Indemnified Party that there may be legal defences available to it which are different from or in addition to those available to the Indemnifying Party (in which event, and to that extent, the Indemnifying Party shall not have the right to assume or direct the defence on behalf of the Indemnified Party) or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party; or
(c)	the Indemnifying Party shall not have assumed such defence and employed counsel therefor within a reasonable time after receiving notice of such action, suit, proceeding or claim.
7.3	TERM
The obligations of the Parties under this Article 7 shall terminate when the Arrangement is consummated, failing which they shall survive and continue with respect to all losses, claims, damages, liabilities, actions or demands, notice of which is given to the Indemnifying Party by the Indemnified Party, on or before 12 months from the date hereof in compliance with Section 7.2 hereof.
ARTICLE 8
GENERAL
8.1	FURTHER ASSURANCES
Each Party shall, at the request of the other Party, do all such further acts and execute and deliver all such further documents and instruments as the other Party may reasonably require in order to fully implement the terms and intent of this Agreement and the Arrangement.

8.2	NOTICES
All notices which may or are required to be given pursuant to any provision of this Arrangement Agreement shall be given or made in writing and shall be served personally or by facsimile, in each case addressed to the attention of the President, at the administrative offices of Cade and KHD as follows:
     To Cade:
Suite 1620
400 Burrard Street
Vancouver, British Columbia V6C 3A6
Attention: The President
Facsimile No. (604) 683-3205
     To KHD:
Unit 803 — 8th Floor, Dina House, Ruttonjee Centre
11 Duddell Street, Central
Hong Kong SAR
China
Attention: The President
Facsimile No. 011-852-2537-3689
8.3	BINDING EFFECT
This Agreement shall be binding upon and shall enure to the benefit of each of Cade and KHD and their respective successors and assigns.
8.4	WAIVER
Any waiver or release of any of the provisions of this Arrangement Agreement, to be effective, must be in writing and executed by the Party granting such waiver or release.
8.5	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein (excluding any conflict of laws, rule or principle which might refer such construction to the laws of another jurisdiction) and shall be treated in all respects as a British Columbia contract. The Parties hereto irrevocably attorn to the non-exclusive jurisdiction of the Courts of British Columbia with respect to any matter arising hereunder or related thereto.

8.6	ENTIRE AGREEMENT
This Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties.
8.7	EXPENSES
Unless otherwise provided herein, all expenses incurred in connection with this Arrangement Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expenses.
8.8	SEVERABILITY
If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, then:
(a)	That provision shall (to the extent of the invalidity, illegality or unenforceability) be given no effect and shall be deemed not to be part of this Agreement; and
(b)	The Parties shall use all reasonable commercial efforts to replace each invalid, illegal or unenforceable provision with a valid, legal and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid, illegal or unenforceable provision.
8.9	PARTIES IN INTEREST
This Agreement will be binding upon and inure solely to the benefit of each Party, and, other than pursuant to Article 7 hereof, nothing in this Agreement, express or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10	COUNTERPARTS
This Agreement may be executed in counterparts and by facsimile and each counterpart shall be deemed to be an original and all of which shall be deemed to be one instrument.
IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement, as of the day, month and year first above written.
CADE STRUKTUR CORPORATION

By:	/S/ Slobodan Andjic
Slobodan Andjic
President

KHD HUMBOLDT WEDAG INTERNATIONAL LTD.

By:	/S/ Michael J. Smith
Michael J. Smith
Chairman of the Board

-   -

SCHEDULE A
PLAN OF ARRANGEMENT
CADE STRUKTUR CORPORATION
PLAN OF ARRANGEMENT
UNDER SECTION 195 OF THE
YUKON BUSINESS CORPORATIONS ACT
1.	SECTION 1 — DEFINITIONS AND INTERPRETATION
1.1	DEFINITIONS. In this Plan of Arrangement:
“Amalco” means the corporation resulting from the Amalgamation;
“Amalco Shares” means the common shares in the capital of Amalco;
“Amalgamating Corporations” means Cade and Newco, collectively, and “Amalgamating Corporation” means either one of them;
“Amalgamation” means the amalgamation of the Amalgamating Corporations as contemplated and pursuant to this Plan of Arrangement;
“Arrangement” means the arrangement to be undertaken in accordance with this Plan of Arrangement, subject to any amendment or variation made in accordance with this Plan of Arrangement;
“Arrangement Agreement” means the arrangement agreement, dated as of
September 11, 2006, between KHD and Cade, to which this Plan of Arrangement is attached as Schedule A;
“Arrangement Resolution” means the special resolution of the Cade Shareholders approving the Arrangement;
“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement that are required by the YBCA to be sent to the Registrar after the Final Order is made in order to give effect to the Arrangement;
“Business Day” means any day other than a Saturday, Sunday, a federal holiday in Canada or a day on which banks are not open for business in Vancouver, British Columbia;
“Cade” means Cade Struktur Corporation, a corporation existing under the YBCA;

“Cade Shareholders” means the registered holders at the relevant time of the issued and outstanding Cade Shares;
“Cade Shares” means the common shares without par value in the capital of Cade;
“Certificate” means the certificate giving effect to the Arrangement, issued by the Registrar pursuant to Subsection 195(11) of the YBCA after the Articles of Arrangement have been filed;
“Court” means the Supreme Court of the Yukon Territory;
“Depositary” means Pacific Corporate Trust Company;
“Dissenting Shareholder” means a Cade Shareholder who dissents in respect of the Arrangement pursuant to Section 4 hereof;
“Effective Date” means the date on which the Arrangement becomes effective, as shown on the Certificate;
“Effective Time” means the time on the Effective Date that the Arrangement becomes effective in accordance with its terms;
“Final Order” means the order of the Court, as the same may be amended, approving the Arrangement in respect of Cade under the YBCA;
“Interim Order” means the order of the Court, as the same may be amended, providing for, among other things, the calling and holding of the Meeting under the YBCA;
“KHD” means KHD Humboldt Wedag International Ltd., a corporation existing under the British Columbia Business Corporations Act;
“KHD Shares” means the common shares without par value in the capital of KHD;
“Letter of Transmittal” means the letter of transmittal to be forwarded to the Cade Shareholders and used by the Non-Dissenting Shareholders to tender the certificates representing their Cade Shares in exchange for the certificates representing their KHD Shares;
“Meeting” means the meeting of Cade Shareholders, and any adjournment thereof, to be held to consider and, if deemed advisable, approve the Arrangement;
“Newco” means 39858 Yukon Inc., a corporation existing under the YBCA and a wholly-owned subsidiary of KHD formed for the purposes of completing the Arrangement;
“Newco Shares” means the common shares in the capital of Newco;
“Non-Dissenting Shareholder” means a Cade Shareholder that is neither a Dissenting Shareholder nor Newco;

“person” means an individual, a body corporate (wherever incorporated), an unincorporated association, syndicate or organization, partnership, trust, trustee, executor, administrator or other legal representative;
“Plan of Arrangement” means this plan of arrangement;
“Registrar” means the registrar of corporations or a deputy registrar of corporations appointed under section 263 of the YBCA;
“Share Exchange Ratio” means 0.0029163, subject to adjustment pursuant to Section 2.3; and
“YBCA” means the Yukon Business Corporations Act, and the regulations issued thereunder, as amended.
1.2	HEADINGS AND REFERENCES. The headings in this Plan of Arrangement are for convenience of reference only and shall not affect the construction of this Plan of Arrangement. Unless otherwise specified, references to an article, section, subsection, paragraph or subparagraph by any number or letter, or both, refer to the article, section, subsection, paragraph or subparagraph bearing a designation in this Plan of Arrangement.
1.3	CURRENCY. Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in lawful money of Canada.
1.4	GENDER AND NUMBER. Unless the context otherwise requires, in this Plan of Arrangement words importing the singular number only shall include the plural and vice versa and words importing the use of either gender shall include both genders and neuter.
1.5	TIME AND DATE FOR ACTION. Time shall be of the essence in each matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time, Vancouver, British Columbia. In the event that the date on or by which any action is required to be taken hereunder is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on or by the next succeeding day which is a Business Day in such place.
1.6	DEEMING PROVISIONS. In this Plan of Arrangement, the deeming provisions are not rebutable and are conclusive and irrevocable.
1.7	SUCCESSORS, ASSIGNS, ETC. At the Effective Time, this Plan of Arrangement will be binding upon KHD, Cade, Newco and the Cade Shareholders and their respective heirs, executors, administrators, legal representatives, successors and assigns.
1.8	LEGISLATION. References in this Plan of Arrangement to any statute or sections thereof shall include any statute as amended or substituted, and any regulations promulgated thereunder, from time to time in effect.

2.	SECTION 2 — THE ARRANGEMENT
2.1	EFFECTIVENESS. This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time upon KHD, Cade, Newco and the Cade Shareholders.
2.2	THE ARRANGEMENT. At the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:
(a)	the Amalgamating Corporations shall amalgamate pursuant to the YBCA and continue as one corporation on the terms prescribed in this Plan of Arrangement and:
(i)	the Amalgamating Corporations will continue as one corporation;

(ii)	Amalco will possess all of the property, rights and privileges of each of the Amalgamating Corporations immediately before the Effective Date;

(iii)	Amalco will possess all of the liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts obligations of each of the Amalgamating Corporations immediately before the Effective Date;

(iv)	Amalco will be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against a Amalgamating Corporation immediately before the Effective Date;

(v)	the Articles of Arrangement will be deemed to be the articles of incorporation of Amalco and the Certificate will be deemed to be the certificate of incorporation of Amalco;
(b)	on the Amalgamation:
(i)	all issued and outstanding Cade Shares held by Non-Dissenting Shareholders shall be exchanged for fully paid and non-assessable KHD Shares such that each Non-Dissenting Shareholder shall receive in exchange for the aggregate number of Cade Shares held by the Non-Dissenting Shareholder such number of fully paid KHD Shares equal to the Share Exchange Ratio multiplied by the aggregate number of Cade Shares held by the Non-Dissenting Shareholder, rounded down to the nearest whole number, and a cheque payable to the Non-Dissenting Shareholder equal to the closing price of the KHD Shares on the last trading day before the Effective Date multiplied by, and in lieu of, the fraction of a KHD Share that would otherwise be issuable to the Non-Dissenting Shareholder if the number of KHD Shares was not rounded down to the nearest whole number, provided that any Non-Dissenting Shareholder who is entitled to receive in the aggregate less than one (1) KHD Share shall receive one (1) KHD Share and no other consideration; and

(ii)	all issued and outstanding Newco Shares shall be converted on a share for share basis into fully paid and non-assessable Amalco Shares on the basis of one Amalco Share for each one Newco Share;
(c)	all Cade Shares and Class B preferred shares of Cade held by Newco shall be cancelled without any repayment of capital in respect thereof;

(d)	the name of Amalco shall be “Cade Struktur Corporation”;

(e)	the registered office of Amalco shall be in the city of Whitehorse in the Yukon Territory;

(f)	the authorized capital of Amalco shall consist of an unlimited number of Amalco Shares;

(g)	no shares of Amalco may be sold, transferred or otherwise disposed of without the consent of the directors of Amalco expressed by a resolution of the directors and the directors of Amalco are not required to give any reason for refusing to consent to any such sale, transfer or other disposition;

(h)	there shall be no restrictions on the business which Amalco is authorized to carry on or the powers which Amalco may exercise;

(i)	the by-laws of Newco shall be the by-laws of Amalco until repealed, amended, altered or added to;

(j)	without limit to the powers of the board of directors of Amalco as set out in the YBCA, the board of directors of Amalco may from time to time on behalf of Amalco:
(i)	borrow money upon the credit of Amalco;

(ii)	issue, re-issue, sell or pledge debt obligations of Amalco;

(iii)	to the extent permitted by the YBCA, give, directly or indirectly, financial assistance to any person by means of a loan, a guarantee to secure the performance of an obligation or otherwise; and

(iv)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of Amalco owned or subsequently acquired, to secure any obligation of Amalco; and
the board of directors may from time to time delegate to such one or more of the directors and officers of Amalco as may be designated by the board of directors all or any of the powers conferred on the board of directors in relation to the foregoing by this Section or by the YBCA to such extent and in such manner as the board of directors shall determine at the time of each such delegation; and nothing in this Section limits or restricts the borrowing of money by Amalco on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of Amalco;
(k)	the number of directors of Amalco shall be such number not less than one (1) and not more than ten (10) as the Amalco directors may from time to time determine;

(l)	the directors of Amalco may appoint one or more directors who shall hold office for a term expiring not later than the close of the next annual meeting of Amalco, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of Amalco; and

(m)	the number of first directors of Amalco shall be two (2) and the first directors of Amalco shall be James M. Carter, a resident Canadian, having an address at 12532 — 23rd Avenue, White Rock, British Columbia, V4A 2C4 and Michael J. Smith, a non-resident Canadian, having an address at Unit 803 — 8th Floor, Dina House, Ruttonjee Centre, 11 Duddell Street, Central, Hong Kong SAR, China, each of whom shall hold office until the first annual meeting of Amalco or until his successor is elected or appointed.
2.3	ADJUSTMENT OF SHARE EXCHANGE RATIO. The Share Exchange Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the KHD Shares between the date of the Arrangement Agreement and the Effective Date. The Share Exchange Ratio will further be subject to equitable adjustment if the market value of the KHD Shares has changed more than 2% from the closing price of the KHD Shares on September 8, 2006 to the closing price of the KHD Shares on the day prior to the Effective Date. For greater certainty, this equitable adjustment may increase or decrease the Share Exchange Ratio, depending upon the event for which the equitable adjustment is made. The equitable adjustment, if any, will be made on the Effective Date upon the agreement of KHD Humboldt and the Company, acting reasonably, and will be made in order to provide Non-Dissenting Shareholders with an equivalent purchase price per Common Share as the purchase price reflected in the Share Exchange Ratio based on the closing price of the KHD Shares on September 8, 2006. Notwithstanding the foregoing, the Share Exchange Ratio shall not be adjusted, downward or upward, by more than 20% of the Share Exchange Ratio as a result of the change in the market value of the KHD Shares.
2.4	FRACTIONAL SHARES. Notwithstanding any other provision of this Plan of Arrangement, no fractional KHD Shares shall be issued.
3.	SECTION 3 — SHARE EXCHANGE PROCEDURE
3.1	INSTRUCTIONS TO CADE SHAREHOLDERS. Cade will deliver to each Cade Shareholder the Meeting materials, including a management information circular, which will call the Meeting and will describe the procedure necessary for each Cade Shareholder to obtain the KHD Shares or exercise the Dissent Rights pursuant to the Arrangement. The procedure for the exchange of Cade Shares for KHD Shares will include a requirement for Non-Dissenting Shareholders to deliver a Letter of Transmittal and certificates representing Cade Shares to the Depositary. Cade will deliver to each Shareholder after the VSM Transaction and the Arrangement have been approved the form of the Letter of Transmittal. The procedure for exercise of Dissent Rights will include the requirements set forth in Section 4 of this Plan of Arrangement.
3.2	RIGHTS TO SHARE CERTIFICATES AND CHEQUES:
(a)	Upon the written request of the Depositary, KHD shall deliver or arrange to be delivered to the Depositary certificates representing the KHD Shares and cheques payable in lieu of fractional KHD Shares required to be issued to Non-Dissenting Shareholders who are entitled to receive KHD Shares and cheques payable in lieu of fractional KHD Shares in connection with the Arrangement in accordance with Section 2.2(b), which certificates and cheques shall be distributed by the Depositary distribution to such Non-Dissenting Shareholders in accordance with the provisions of this Section 3.

(b)	As soon as practicable following the Effective Date, where a Non-Dissenting Shareholder has delivered to the Depositary a duly completed Letter of Transmittal and the certificates representing such holder’s Cade Shares, the Depositary will either:
(i)	forward or cause to be forwarded by mail to the Non-Dissenting Shareholder at the address specified in the Letter of Transmittal;

(ii)	if requested by the Non-Dissenting Shareholder in the Letter of Transmittal, make available at the offices of the Depositary for pick-up by the Non-Dissenting Shareholder; or

(iii)	if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii), forward or cause to be forwarded to the Non-Dissenting Shareholder at the address of the holder as shown on the share register maintained by Cade, certificates representing the KHD Shares and cheques payable in lieu of fractional KHD Shares required to be delivered to such person pursuant to the Plan of Arrangement.

(c)	In order to receive certificates representing the KHD Shares and cheques payable in lieu of fractional KHD Shares pursuant to the Plan of Arrangement, Non-Dissenting Shareholders must deliver both a Letter of Transmittal and certificates contemplated by paragraph 3.2(b). No delivery of certificates representing Cade shares will be recognized without a duly completed Letter of Transmittal.
3.3	REGISTRATION. Unless otherwise directed by the Letter of Transmittal, certificates representing KHD Shares referred to in Section 3.2 will be issued in the name of the registered holder of the Cade Shares acquired.

3.4	EXTINGUISHMENT OF RIGHTS. Subject to Section 4, at and after the Effective Date, any certificate formerly representing Cade Shares will represent only the right to receive KHD Shares in accordance with this Plan of Arrangement. On the sixth anniversary of the Effective Date, any and all such rights which have not been exercised by a Non-Dissenting Shareholder collecting a KHD Share certificate in accordance herewith will be extinguished and the certificates will be deemed to be surrendered to KHD for no consideration.
3.5	DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. No dividends or other distributions declared or made after the Effective Time with respect to KHD Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Cade Shares that were transferred pursuant to section 3.2. Any such dividends or other distributions shall be delivered to the Depositary and held in trust for such holder of unsurrendered certificates, unless and until the holder shall surrender such certificate in accordance with this Plan of Arrangement. Subject to applicable laws, at the time of such surrender of any such certificate representing Cade Shares, there shall be paid to the former holder of the certificates representing Cade Shares, without interest, the dividend or other distribution of KHD with a record date after the Effective Time theretofore paid on the KHD Shares and the certificates representing KHD Shares to which such holder is entitled pursuant to section 3.2.
3.6	ILLEGALITY OF DELIVERY OF KHD SHARES. Notwithstanding the foregoing, if it appears to KHD, acting reasonably, that it would be contrary to applicable law to issue KHD Shares pursuant to the Arrangement to a person that is not a resident of Canada or the United States, the KHD Shares that otherwise would be issued to that person shall be issued and delivered to the Depositary for sale by the Depositary on behalf of that person.
3.7	SALES BY DEPOSITARY. All KHD Shares to be sold pursuant to Section 3.6 shall be pooled and sold as soon as practicable after the Effective Date, on such dates and at such prices as the Depositary determines in its sole discretion. The Depositary shall not be obligated to seek or obtain a minimum price for any of the KHD Shares sold by it. Each person that otherwise would have received a KHD Share pursuant to this Arrangement shall receive a pro rata share of the cash proceeds from the sale of the KHD Shares sold by the Depositary, less any amount withheld in respect of Canadian taxes, in lieu thereof in consideration for the Cade Shares. No payments will be made to persons that otherwise would receive less than $1.00. Any monies remaining as a result of the preceding sentence shall be applied to any expenses incurred in connection with sales pursuant to this Section 3.7. Neither KHD nor the Depositary shall be liable for any shortfall or loss resulting from any such sales.
3.8	LOST OR DESTROYED CERTIFICATES. In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Cade Shares that were exchanged pursuant to Section 2.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, a certificate representing the KHD Shares and/or the cash payment to which such person claims to be entitled in the Letter of Transmittal. When requesting such delivery of such certificate representing KHD Shares and/or payment in exchange for such lost, stolen or destroyed certificate, the person to whom such certificate and/or cash is to be delivered shall as a condition precedent to the delivery of such certificate and/or cash, give a bond satisfactory to KHD and the Depositary in such sum as KHD may direct, or otherwise indemnify KHD in a manner satisfactory to KHD, against any claim that may be made against KHD with respect to the certificate alleged to have been lost, stolen or destroyed.
4.	SECTION 4 — CADE DISSENT RIGHTS
4.1	RIGHTS OF DISSENT.
(a)	Cade Shareholders may exercise rights of dissent in connection with the Arrangement with respect to their Cade Shares pursuant to and in the manner set forth in section 193 of the YBCA as modified by the Interim Order, the Final Order and this Section 4.1 (the “Dissent Rights”), provided that, notwithstanding subsection 193(5) of the YBCA, the written objection to the Arrangement Resolution contemplated by subsection 193(5) of the YBCA must be received by Cade not later than 4:00 p.m. (Vancouver time) on the date which is two Business Days immediately preceding the Meeting.

(b)	Cade Shareholders who duly exercise Dissent Rights and who are ultimately entitled to be paid fair value for their Cade Shares will be paid by Amalco (as successor corporation to Cade following the Amalgamation) and shall be deemed to have irrevocably transferred their Cade Shares to Cade at the Effective Time and prior to any of the steps referred to in Section 2.2 without any further authorization, act or formality and free and clear of all liens, charges, claims and encumbrances and immediately thereafter such Cade Shares will be, and will be deemed to be, cancelled and the former holders of such Cade Shares shall cease to have any rights as former holders of Cade Shares other than their right to be paid fair value for their Cade Shares.

(c)	Cade Shareholders who exercise, or purport to exercise, Dissent Rights, and who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Cade Shares, shall be deemed to have participated in the Arrangement on the same basis as any Non-Dissenting Shareholder as at and from the Effective Time. For greater certainty, and without restricting the generality of the foregoing, a Dissenting Shareholder shall be deemed to be a Non-Dissenting Shareholder and to have participated in the Arrangement and to not have exercised its Dissent Right in any of the following situations: (i) the Dissenting Shareholder withdraws that Dissenting Shareholder’s demand for payment under Section 193 of the YBCA before Cade and such Dissenting Shareholder make an agreement for the purchase of the Dissenting Shareholder’s Cade Shares; and (ii) the Dissenting Shareholder fails to comply with the strict requirements of Section 193 of the YBCA, as modified by the Interim Order and the Final Order.

4.2	HOLDERS. In no circumstances shall Cade, KHD or any other person be required to recognize a person exercising Dissent Rights unless such person is a registered holder of the Cade Shares in respect of which such Dissent Rights are sought to be exercised.
4.3	RECOGNITION OF DISSENTING SHAREHOLDERS. Neither Cade, KHD nor any other person shall be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Cade Shares at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the register of holders of Cade Shares maintained by or on behalf of Cade.
4.4	DISSENT RIGHT AVAILABILITY. A Cade Shareholder is not entitled to exercise Dissent Rights with respect to Cade Shares if such holder votes (or instructs, or is deemed, by submission of any incomplete proxy, to have instructed his, her or its proxyholder to vote) in favour of the Arrangement Resolution.
5.	SECTION 5 — AMENDMENT AND TERMINATION
5.1	AMENDMENT.
(a)	KHD and Cade reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any such amendment, modification or supplement is to be contained in a written document which is filed with the Court and approved by the Court and communicated to the Cade Shareholders in the manner required by the Court, if so required.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by KHD and Cade at any time prior to or at the Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meeting, shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if it is consented to by KHD and Cade.
5.2	TERMINATION. At any time up until the time the Final Order is made, KHD and Cade may mutually determine not to proceed with this Plan of Arrangement, or to terminate this Plan of Arrangement, notwithstanding any prior approvals given at the Meeting. In addition to the foregoing, this Plan of Arrangement shall automatically and without notice, terminate immediately and be of no further force or effect, upon the termination of the Arrangement Agreement in accordance with its terms.